Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS

— Record fiscal year revenue of $286.8 million up 21% — Record Gross Merchandise Volume (GMV) of $430.1 million up 21% - Record Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $37.5 million up 59% —

—

— Fourth quarter revenue of $72.9 million up 16% — Record GMV of $122.0 million up 32% - Adjusted EBITDA of $8.3 million up 17% —

WASHINGTON — December 2, 2010 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its fiscal year (FY-10) and fourth quarter (Q4-10) ended September 30, 2010.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported record consolidated FY-10 revenue of $286.8 million, an increase of approximately 21% from the prior year.  Adjusted EBITDA, which excludes stock-based compensation and acquisition costs, for FY-10 was a record $37.5 million, an increase of approximately 59% from the prior year.  FY-10 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $430.1 million, an increase of approximately 21% from the prior year.

The Company reported consolidated Q4-10 revenue of $72.9 million, an increase of approximately 16% from the prior year’s comparable period.  Adjusted EBITDA for Q4-10 was $8.3 million, an increase of approximately 17% from the prior year’s comparable period.  GMV was a record $122.0 million for Q4-10, an increase of approximately 32% from the prior year’s comparable period.

Net income in FY-10 was a record $12.0 million or $0.44 diluted earnings per share.  Adjusted net income in FY-10, which excludes stock-based compensation and acquisition costs, was a record $16.2 million, an increase of approximately 92% from the prior year, and was $0.59 adjusted diluted earnings per share.  Net income in Q4-10 was $2.5 million or $0.09 diluted earnings per share.  Adjusted net income in Q4-10 was $3.4 million, an increase of approximately 279% from the prior year’s comparable period, and was $0.13 adjusted diluted earnings per share.

Our effective income tax rate was approximately 50% for FY-10, which was higher than expected as we incurred higher than expected losses in our foreign subsidiaries which are not deductible against our US income.  We estimate that our future effective income tax rate will be approximately 46%, which is comprised of (1) approximately 35% for federal taxes, (2) approximately 8% for state taxes, and (3) approximately 3% for book and tax differences including stock based compensation expenses, primarily related to employee stock options, which are currently expensed in our financial statements but are not deductible for tax purposes until they are exercised.

Operating cash flow was a record $31.9 million during FY-10, an increase of approximately 270% from the prior year.  Q4-10 operating cash flow was $7.5 million, an increase of approximately 64% from the prior year’s comparable period.

“LSI generated strong results during Q4-10 with GMV, adjusted EBITDA and adjusted diluted earnings per share all coming in above our guidance range during a seasonally low quarter for the Company.  Record GMV results were driven by growth in the volume of capital assets sales across our commercial and government clients partially due to our recent Network International acquisition, which has been performing well as we continue to integrate the business,” said Bill Angrick, Chairman and CEO of LSI.

“We made significant progress during fiscal year 2010 as we grew our base of top retailer and municipal government clients, expanded our commercial capital assets business which provides attractive growth opportunities, enhanced our technology platform and operations to support scalability, expanded our leadership team in key areas and generated strong results for our clients and shareholders. We believe our continued focus on driving operational efficiencies, investing in innovation and enhancing value for our clients and buying customers positions us well for fiscal year 2011 and continued long term profitable growth and market leadership,” said Mr. Angrick. “During fiscal year 2010 LSI launched the first major revision of its website architecture since the Company’s founding. These web site improvements were made with the input of buyers to provide more transparency allowing them to access the most comprehensive information for surplus assets anywhere on the web.  Operationally, LSI continued to build on the process improvements started last fiscal year resulting in overall improved cycle times and margins. Adjusted EBITDA margins improved significantly from 10.0% of revenue and 6.6% of GMV in FY-09 to 13.1% and 8.7%, respectively for FY-10.  However, margins in our consumer goods business have been pressured recently due to widespread discounting among top retailers which has impacted both supply and the prices paid in the secondary marketplace. LSI remains focused on executing our key initiatives to ensure the Company is well positioned to drive long term results for shareholders.”

Business Outlook

While we are pleased with our recent results, our overall outlook remains cautious due to the economic environment and its impact on the retail supply chain. We are in a period of economic uncertainty and we believe changes in consumer spending patterns may impact the volume and value of goods sold in our commercial marketplaces resulting in lower than optimal margins. Additionally, during fiscal year 2011 we expect to fund major upgrades in our technology infrastructure to support further integration of our existing businesses and online marketplaces. In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  As we improve operating efficiencies and service, we expect our competitive position to strengthen.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2011:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               continued pricing pressure from buyers in our retail goods marketplaces resulting in lower than optimal margins;

(iv)                              an effective income tax rate of 46%;

(v)                                 improved operations and service levels in our commercial business; and

(vi)                              improved operations and service levels in our U.K. business.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as, investments in infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for fiscal year 2011 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2011 to range from $465 million to $505 million.  We expect GMV for Q1-11 to range from $100 million to $110 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2011 to range from $40 million to $44 million.  We expect Adjusted EBITDA for Q1-11 to range from $6.0 million to $8.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2011 to range from $0.66 to $0.74.  In Q1-11, we estimate Adjusted Earnings Per Diluted Share to be $0.08 to $0.12.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 110,800 shares for approximately $1.6 million, during the prior quarter, however it does not assume that we will continue to repurchase shares with the approximately $11.7 million yet to be expended under the program.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and for the effects of FAS 123(R), which we estimate to be approximately $2.0 million to $2.2 million per quarter for fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

– more –

Key FY-10 and Q4-10 Operating Metrics

Registered Buyers — At the end of FY-10, registered buyers totaled approximately 1,403,000, representing a 17% increase over the approximately 1,202,000 registered buyers at the end of FY-09.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 2,247,000 in FY-10, an approximately 6% increase over the approximately 2,118,000 auction participants in FY-09.  Auction participants decreased to approximately 494,000 in Q4-10, an approximately 5% decrease over the approximately 521,000 auction participants in Q4-09, as a result of fewer transactions (see completed transactions below).

Completed Transactions — Completed transactions increased to approximately 522,000, an approximately 11% increase for FY-10 from the approximately 469,000 completed transactions in FY-09.  Completed transactions decreased to approximately 119,000, an approximately 1% decrease for Q4-10 from the approximately 121,000 completed transactions in Q4-09, as a result of an increase in average transaction size of approximately 34% from $764 in Q4-09 to $1,025 in Q4-10 due to our lotting strategies.

GMV and Revenue Mix — The table below summarizes GMV and revenue by pricing model.

GMV Mix

	FY-10	FY-09	Q4-10	Q4-09
Profit-Sharing Model:
Original Surplus Contract	0.7%	12.8%	—	3.7%
Scrap Contract	16.7%	14.2%	16.9%	18.1%
Total Profit Sharing	17.4%	27.0%	16.9%	21.8%
Consignment Model:
GovDeals	19.9%	21.4%	18.5%	22.2%
Commercial — US	19.1%	19.6%	27.1%	15.5%
Total Consignment	39.0%	41.0%	45.6%	37.7%
Purchase Model:
Commercial — US	21.2%	18.0%	17.3%	17.7%
New Surplus Contract	19.2%	9.0%	18.0%	17.9%
Commercial — International	2.1%	3.6%	1.4%	3.5%
Total Purchase	42.5%	30.6%	36.7%	39.1%

Other	1.1%	1.4%	0.8%	1.4%
Total	100.0%	100.0%	100.0%	100.0%

Revenue Mix

	FY-10	FY-09	Q4-10	Q4-09
Profit-Sharing Model:
Original Surplus Contract	1.0%	19.2%	—	5.5%
Scrap Contract	25.0%	21.5%	28.2%	26.5%
Total Profit Sharing	26.0%	40.7%	28.2%	32.0%
Consignment Model:
GovDeals	2.7%	2.5%	2.8%	2.7%
Commercial — US	5.6%	8.1%	6.0%	5.7%
Total Consignment	8.3%	10.6%	8.8%	8.4%
Purchase Model:
Commercial — US	31.8%	27.1%	29.0%	26.0%
New Surplus Contract	28.9%	13.6%	30.1%	26.2%
Commercial — International	3.2%	5.4%	2.3%	5.1%
Total Purchase	63.9%	46.1%	61.4%	57.3%

Other	1.8%	2.6%	1.6%	2.3%
Total	100.0%	100.0%	100.0%	100.0%

– more –

Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income less (a) interest income and other income, net; plus (b) provision for income taxes; (c) amortization of contract intangibles; and (d) depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense and acquisition costs.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)
Net income	$2,506	$642	$12,013	$5,719
Interest (income) and other expense (income), net	22	(157)	(69)	(516)
Provision for income taxes	2,503	3,636	12,194	7,961
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	1,186	971	4,124	3,116

EBITDA	6,420	5,295	29,075	17,093
Stock compensation expense	1,861	1,764	7,891	6,465
Acquisition costs	—	—	524	—

Adjusted EBITDA	$8,281	$7,059	$37,490	$23,558

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense and acquisition costs.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Net income	$2,506	$642	$12,013	$5,719
Stock compensation expense (net of tax)	931	265	3,914	2,702
Acquisition costs (net of tax)	—	—	260	—

Adjusted net income	$3,437	$907	$16,187	$8,421

Adjusted basic earnings per common share	$0.13	$0.03	$0.60	$0.30

Adjusted diluted earnings per common share	$0.13	$0.03	$0.59	$0.30

Basic weighted average shares outstanding	26,846,424	27,528,902	27,098,016	27,699,223

Diluted weighted average shares outstanding	27,354,250	27,831,815	27,406,883	27,846,693

– more –

Conference Call

The Company will host a conference call to discuss the fiscal 2010 and fourth quarter 2010 results at 5 p.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 866-700-7477 or 617-213-8840 and providing the participant pass code 15893358. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending January 2, 2011 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until January 2, 2011 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 67389681.  Both replays will be available starting at 8:00 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

– more –

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail (Liquidation.com, UK-Liquidation.com), government (GovLiquidation.com, GovDeals.com) and capital assets (NetworkIntl.com, Liquibiz.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

– more –

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	September 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$43,378	$33,538
Short-term investments	33,405	30,616
Accounts receivable, net of allowance for doubtful accounts of $328 and $613 in 2010 and 2009, respectively	4,475	4,243
Inventory	17,321	14,280
Prepaid expenses, deferred taxes and other current assets	10,122	8,705
Total current assets	108,701	91,382
Property and equipment, net	6,781	6,147
Intangible assets, net	3,057	4,203
Goodwill	39,831	33,738
Other assets	6,534	3,118
Total assets	$164,904	$138,588
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,605	$5,456
Accrued expenses and other current liabilities	24,654	14,740
Profit-sharing distributions payable	5,596	4,538
Customer payables	9,783	6,797
Current portion of capital lease obligations	—	56
Total current liabilities	48,638	31,587
Capital lease obligations, net of current portion	—	82
Deferred taxes and other long-term liabilities	3,892	2,937
Total liabilities	52,530	34,606
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 28,827,072 shares issued and 26,894,591 shares outstanding at September 30, 2010; 28,271,983 shares issued and 27,564,521 shares outstanding at September 30, 2009	27	28
Additional paid-in capital	85,517	73,641
Treasury stock, at cost	(18,343)	(3,874)
Accumulated other comprehensive loss	(4,645)	(3,618)
Retained earnings	49,818	37,805
Total stockholders’ equity	112,374	103,982
Total liabilities and stockholders’ equity	$164,904	$138,588

– more –

Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Revenue	$72,945	$62,920	$286,791	$236,283
Costs and expenses:
Cost of goods sold (excluding amortization)	28,463	24,611	119,150	86,591
Profit-sharing distributions	12,562	11,102	42,876	45,333
Technology and operations	12,808	11,460	49,032	46,479
Sales and marketing	6,370	4,951	21,250	18,253
General and administrative	6,322	5,501	24,884	22,534
Amortization of contract intangibles	203	203	813	813
Depreciation and amortization	1,186	971	4,124	3,116
Acquisition costs	—	—	524	—

Total costs and expenses	67,914	58,799	262,653	223,119

Income from operations	5,031	4,121	24,138	13,164
Interest income and other income, net	(22)	157	69	516

Income before provision for income taxes	5,009	4,278	24,207	13,680
Provision for income taxes	(2,503)	(3,636)	(12,194)	(7,961)

Net income	$2,506	$642	$12,013	$5,719

Basic earnings per common share	$0.09	$0.02	$0.44	$0.21

Diluted earnings per common share	$0.09	$0.02	$0.44	$0.21

Basic weighted average shares outstanding	26,846,424	27,528,902	27,098,016	27,699,223

Diluted weighted average shares outstanding	27,354,250	27,831,815	27,406,883	27,846,693

– more –

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Operating activities
Net income	$2,506	$642	$12,013	$5,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,389	1,175	4,937	3,929
Stock compensation expense	1,861	1,763	7,891	6,465
Provision for inventory allowance	—	—	512	186
Provision (benefit) for doubtful accounts	(11)	148	(285)	93
Deferred tax benefit	(893)	(1,534)	(893)	(1,534)
Changes in operating assets and liabilities:
Accounts receivable	375	(632)	547	356
Inventory	(2,710)	(795)	(3,553)	(987)
Prepaid expenses and other assets	1,083	3,139	221	475
Accounts payable	(1,400)	(200)	2,823	(2,848)
Accrued expenses and other	2,471	(925)	7,041	4,427
Profit-sharing distributions payable	1,538	1,300	1,058	(5,773)
Customer payables	1,250	535	(210)	(2,088)
Other liabilities	55	(43)	(169)	215

Net cash provided by operating activities	7,514	4,573	31,933	8,635
Investing activities
Purchases of short-term investments	(24,465)	(14,457)	(61,024)	(35,113)
Proceeds from the sale of short-term investments	8,763	5,722	58,123	15,737
Increase in goodwill and intangibles and cash paid for acquisitions	(177)	(793)	(4,102)	(954)
Purchases of property and equipment	(581)	(917)	(3,716)	(3,681)

Net cash used in investing activities	(16,460)	(10,445)	(10,719)	(24,011)
Financing activities
Principal repayments of capital lease obligations and debt	—	(14)	(138)	(27)
Proceeds from exercise of common stock options and warrants (net of tax)	1,718	132	3,238	1,081
Incremental tax benefit from exercise of common stock options	517	62	747	121
Repurchases of common stock	(1,583)	—	(14,470)	(3,874)

Net cash provided by (used in) financing activities	652	180	(10,623)	(2,699)
Effect of exchange rate differences on cash and cash equivalents	144	(224)	(751)	(341)

Net (decrease) increase in cash and cash equivalents	(8,150)	(5,916)	9,840	(18,416)
Cash and cash equivalents at beginning of the period	51,528	39,454	33,538	51,954

Cash and cash equivalents at end of period	$43,378	$33,538	$43,378	$33,538
Supplemental disclosure of cash flow information
Property and equipment acquired through capital leases	—	—	—	$100
Cash paid for income taxes	$2,991	$2,088	$12,486	9,215
Cash paid for interest	48	4	64	44